Exhibit 99.1

Investor Contact:	Erica McLaughlin (617) 342-6090

CABOT CORPORATION ANNOUNCES RESTRUCTURING PLAN

BOSTON — On October 20, 2015, Cabot Corporation (NYSE: CBT) announced its intention to restructure its operations with anticipated cost savings of approximately $50 million in fiscal 2016 as compared to fiscal 2015. As proposed, the plan would result in the reduction of approximately 300 positions globally and the savings are expected to begin in the second quarter of fiscal 2016.

Commenting on the restructuring plan, Cabot President and CEO Patrick Prevost, said, “Due to the challenging macroeconomic conditions facing our businesses, including lower oil prices, slowing demand in Asia and South America and less favorable foreign currency exchange rates, we are in need of adjusting our Company’s cost structure to improve our competitiveness. These are difficult decisions because we recognize they will impact our valued employees, their families and the communities where we operate.”

The Company expects the restructuring plan, which is subject to local consultation requirements and processes in certain locations, to result in a pre-tax charge to earnings of approximately $35 million, mainly comprised of severance and employee benefits.  Net cash outlays related to these actions are expected to be approximately $30 million, substantially all of which is expected to be paid during fiscal 2016.

Prevost continued, “This restructuring plan will contribute to our stated target of delivering an improvement of $0.75 of adjusted earnings per share in fiscal 2016 as compared to fiscal 2015.  In addition to the restructuring, the company is focused on operational, technological and commercial actions to maintain and extend its global business and technology leadership positions.  Value creation for our shareholders remains the key objective of our short- and long-term strategy.”

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

Forward-Looking Statements
Certain statements in this release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect”, “estimate”, “will”, “intend”, or similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.  Cabot’s actual results may differ materially from those described or implied by our forward-looking statements based on a number of factors, including the factors described in detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on November 26, 2014 for the year ended September 30, 2014.